                                                  RE: NN, Inc.
                                                      2000 Waters Edge Drive
                                                      Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                      AT FRB|WEBER SHANDWICK
--------------                                      ----------------------
Will Kelly                                          Kerry Thalheim  Susan Garland
Treasurer & Manager of Investor Relations           (General info)  (Analyst info)
(423) 743-9151                                      212-445-8437    212-445-8458

FOR IMMEDIATE RELEASE
July 29, 2003

NN, INC. REPORTS REVENUE AND ADJUSTED NET INCOME UP 30.5% AND 29.0% RESPECTIVELY
                         IN THE SECOND QUARTER OF 2003

Johnson City, Tenn., July 29, 2003 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the second quarter ended June 30, 2003. Results for the second quarter of 2003 include the operations of NN Netherlands (Veenendaal) a component manufacturing operation in Veenendaal, The Netherlands which was acquired from the SKF Group (SKF) on May 2, 2003. Net sales for the second quarter and first six months of 2003 reflect approximately eight weeks of revenue contribution from the Veenendaal operation. Additionally, net income includes 100% ownership interest in NN Euroball (Euroball) since May 2, 2003 due to the purchase of SKF's 23% minority interest on that date.

Net sales for the second quarter of 2003 were $64.2 million, up 30.5% from $49.2 million for the same period of 2002. Net income for the second quarter of 2003 totaled $7.3 million, or $0.44 per diluted share compared to $2.4 million or
$0.15 per diluted share for the second quarter of 2002. Diluted earnings per share of $0.44 for the second quarter of 2003 include a non-cash, non-taxable gain of $6.6 million, or $0.40 per diluted share, associated with the previously announced purchase of SKF's 23% minority interest in Euroball on May 2, 2003; an after-tax impairment charge of $2.0 million, or $0.12 per diluted share related to the planned closing of NN's plastic production facility, NN Arte, located in
Guadalajara, Mexico; a non-cash, after-tax charge of $291,000 or $0.02 per diluted share relating to the write-off of unamortized loan costs associated with the refinancing of the former credit facility; and a non-cash, after tax charge of $205,000 or $0.01 per diluted share for compensation charges associated with a portion of employee stock options accounted for under the variable accounting method. Adjusting for these items, net income was $3.2 million or $0.19 per diluted share.

Net sales for the first half of 2003 were $121.8 million, up 26.4% compared to
$96.4 million for the same period of 2002. Net income for the first half of 2003 totaled $10.9

million, or $0.69 per diluted share, compared to $4.3 million or $0.27 per diluted share, for the same period of 2002. Diluted earnings per share of $0.69 for the first half of 2003 include the aforementioned items. Adjusting for these items, adjusted net income was $6.8 million and adjusted diluted earnings per share were $0.43 per share.

David L. Dyckman, Chief Financial Officer, commented, "This is the fifth consecutive quarter that we have experienced year-over-year improvement in revenues and earnings. Revenues of $64.2 million for the second quarter of 2003 increased by approximately 30.5% compared to the second quarter of 2002. This increase was almost entirely attributable to the $9.3 million in revenue contribution by our newly acquired Veenendaal operation and approximately $5.4 million in favorable currency fluctuations.

"As a percentage of net sales, the gross profit margin was 22.5% in the second quarter of 2003 versus 26.5% in the second quarter of 2002. For the first half of 2003 and 2002, gross profit margin as a percentage of sales was 25.6% for both periods. The second quarter margins were primarily impacted by the dilution of the newly acquired Veenendaal facility, the NN Arte impairment charge relative to inventories, unfavorable sales mix, and inefficiencies in both our
North American and European operations.

"Also during the second quarter we have made the difficult decision to close our operations in Guadalajara, Mexico. This operation was started in September of
2000 to supply certain Mexican operations of multi-national manufacturers of office automation equipment. The majority of these customers have recently shifted their manufacturing operations to other geographic regions in the world making it unprofitable for us to continue to manufacture these products in
Guadalajara, Mexico. While our losses associated with this business have been modest to date, we feel that resources could be better utilized elsewhere in our operations and have made the decision to cease manufacturing at this plant during the fourth quarter of this year and redistribute this capacity to our IMC operations in Lubbock, Texas. We have recorded an after tax charge of approximately $2.0 million to cover the estimated write-down of equipment and other assets to estimated fair market value as well as to cover costs associated with severance payments to our displaced employees.

"Selling, general and administrative expenses for the second quarter of 2003 declined to 9.0% as a percentage of net sales compared to 9.7% for the same period in 2002. Negatively impacting the second quarter of 2003 SG&A levels was the recording of $321,000, or 0.5% of net sales, of non-cash compensation charges associated with a portion of employee stock options accounted for under the variable accounting method. Remaining SG&A expenses as a percentage of sales approximate 8.5%, which is within our historical target range of 8.0% to 8.5%."

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "During the second quarter, we announced the completion of two significant transactions for
NN, Inc. On May 2, 2003, we announced our purchase of SKF Group's 23% ownership in NN Euroball. Having previously acquired INA/FAG's 23% ownership in December
2002, this transaction concludes the joint ownership phase of the original outsourcing venture and NN now owns 100% of NN Euroball.

"Additionally, on May 2, 2003, in a separate transaction, we acquired SKF's tapered roller and metal cage manufacturing operation in Veenendaal, The
Netherlands. This operation manufacturers rollers for tapered roller bearings as well as metal cages for both tapered and spherical roller bearings. Veenendaal produces approximately $48 million in annual revenues and increases our consolidated roller business to approximately 16% of our total revenues. Both products represent an expansion of our bearing component offering and enhance the value we bring to our customers as a single supply partner for a wide variety of high quality, precision components. It is important to note that both transactions were immediately accretive to net income in the second quarter.

"To finance these transactions we entered into a new $90 million syndicated credit facility on May 1, 2003 with AmSouth Bank as the primary agent. This facility provides for a two-year revolving credit facility of up to $30 million and a $30 million domestic term loan as well as an approximate 26.3 Euro based term loan (approx $30 million). The $90 million agreement replaced an existing
$60 million syndicated credit facility also with AmSouth Bank as the primary syndicate agent. As a result of entering into this new credit facility and paying off our existing credit facility, we are recognizing a non-cash, after-tax charge of $291,000, which represents unamortized loan costs related to the previous credit facility. In addition to providing financing for these transactions, proceeds will be used to fund periodic working capital needs.

"During the second quarter, NN also completed a public offering of 3.6 million shares of the Company's stock by a group of selling shareholders. The Company did not receive any proceeds from the sale of the shares previously held by the group of selling shareholders, however, the underwriters did exercise their over-allotment option of 533,600 additional shares, which provided the Company with net proceeds of $5.1 million.

Mr. Baty concluded, "We feel there are opportunities to improve our profitability through the further integration of the Veenendaal operation as well as continual cost improvement programs in place throughout our operations.
Including our acquisition of Veenendaal and the purchase of the SKF minority interest, we anticipate third quarter earnings to be in the range of $0.18 to
$0.20 per diluted share on revenues of $63 million. We also expect the 2003 full year diluted earnings per share to be in the range of $0.80 to $0.82 per share on revenues of approximately $250 million. Our guidance reflects an approximate
5% reduction in light vehicle production for both Europe and North America in comparison to 2002. It also assumes no improvement in North American industrial segment demand."

Adjusted Net Income and Diluted Earnings Per Share

In accordance with generally accepted accounting principles, reported net income and diluted earnings per share include the after-tax effect of: the gain from the purchase of SKF's interest in Euroball; impairment charges related to the planned closing of NN Arte; the write-off of unamortized loan costs of the former credit facility; and the non-cash compensation charges associated with a portion of employee stock options. The

Company's management believes that by adjusting reported net income and diluted earnings per share to exclude the effects of these items, the resulting earnings better represent the operating results of the Company. The Company's management uses adjusted earnings to evaluate operating performance of consolidated business units from one period to another. The reconciliation of adjusted net income and diluted earnings per share is provided below:

                                                      Three Months                     Six Months
                                                          Ended                          Ended
                                                      June 30, 2003                   June 30, 2003
                                                Net Income       Diluted        Net Income       Diluted
                                                (Millions)         EPS          (Millions)         EPS
                                               -------------    -----------    -------------    ----------
As Reported                                        $7.3           $0.44           $10.9           $0.69
Add:
   Restructuring and Impairment Charges             2.0            0.12             2.0            0.12
   Unamortized Loan Costs                           0.3            0.02             0.3            0.02
   Non-cash Compensation Charges                    0.2            0.01             0.2            0.01
Less:
  Gain on Purchase of Minority Interest             6.6            0.40             6.6            0.41
                                               -------------    -----------    -------------    ----------
Adjusted                                           $3.2           $0.19            $6.8           $0.43
                                               =============    ===========    =============    ==========

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $193 million in 2002.

The comments by Mr. Baty regarding the third quarter and full year 2003 earnings are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange
Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2002.

                            (Financial Tables Follow)

                                    NN, Inc.
                                Income Statement
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                             Three Months Ended                       Six Months Ended
                                                                 June 30,                                June 30,
                                                            2003              2002                  2003              2002
                                                      ----------------  ----------------      ----------------  ----------------
     Net sales                                               $ 64,194          $ 49,186              $121,803          $ 96,386
     Cost of goods sold                                        49,721            36,139                92,464            71,670
                                                      ----------------  ----------------      ----------------  ----------------
       Gross profit                                            14,473            13,047                29,339            24,716

     SG&A                                                       5,771             4,777                10,403             9,317
     Depreciation / Amortization                                3,482             2,767                 6,560             5,620
     Restructuring and impairment costs                         2,723                 -                 2,723                78
                                                      ----------------  ----------------      ----------------  ----------------
       Income from operations                                   2,497             5,503                 9,653             9,701

     Interest expense                                             759               609                 1,343             1,140
     Gain on purchase of minority interest                     (6,600)                -                (6,600)                -
     Other income/expense                                         389              (141)                  310              (496)
                                                      ----------------  ----------------      ----------------  ----------------
     Income before provision for taxes                          7,949             5,035                14,600             9,057
     Provision for taxes                                          512             1,840                 2,984             3,345
     Minority interest                                            140               787                   675             1,454
                                                      ----------------  ----------------      ----------------  ----------------
       Net income                                             $ 7,297           $ 2,408              $ 10,941           $ 4,258
                                                      ================  ================      ================  ================

     Diluted earnings per share                                $ 0.44            $ 0.15                $ 0.69            $ 0.27
                                                      ================  ================      ================  ================

                              NN, Inc.
                      Condensed Balance Sheet
              (In Thousands, Except Per Share Amounts)
                            (Unaudited)

                                                                               Consolidated                  Consolidated
                                                                                  6/30/03                      12/31/02
                                                                           ----------------------        ----------------------
         Assets
         Current assets:
           Cash and cash equivalents                                                     $ 4,641                       $ 5,144
           Accounts receivable, net                                                       44,542                        28,965
           Inventories, net                                                               33,825                        23,402
           Other current assets                                                            6,779                         3,901
                                                                           ----------------------        ----------------------
                   Total current assets                                                   89,787                        61,412

         Property, plant and equipment, net                                              105,006                        88,199
         Assets held for sale                                                              1,805                         2,214
         Goodwill, net                                                                    53,681                        42,166
         Other assets                                                                      4,604                         4,016
                                                                           ----------------------        ----------------------
                   Total assets                                                        $ 254,883                     $ 198,007
                                                                           ======================        ======================

         Liabilities and Stockholders' Equity
         Current liabilities:
           Accounts payable                                                             $ 36,640                      $ 23,020
           Accrued wages                                                                  11,608                         6,354
           Income taxes payable                                                            1,019                           620
           Short term portion of long term debt                                            9,066                         7,000
           Other liabilities                                                               4,400                         3,240
                                                                           ----------------------        ----------------------
                  Total current liabilities                                               62,733                        40,234

         Minority interest in consolidated subsidiaries                                        -                        19,706
         Deferred income taxes                                                             9,688                         9,334
         Long-term debt                                                                   75,344                        46,135
         Other                                                                            10,130                         9,319
                                                                           ----------------------        ----------------------
                   Total liabilities                                                     157,895                       124,728

                   Total stockholders' equity                                             96,988                        73,279
                                                                           ----------------------        ----------------------
                   Total liabilities and stockholders' equity                          $ 254,883                     $ 198,007
                                                                           ======================        ======================